CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS REPORTS SECOND QUARTER 2018 RESULTS
Company Delivers Sales and Earnings Growth; Raises 2018 Sales Guidance and EPS Midpoint
BLOOMFIELD HILLS, Michigan, August 7, 2018 - TriMas (NASDAQ: TRS) today announced financial results for the quarter ended June 30, 2018.
Second Quarter 2018 Highlights

•	Increased net sales by 5.4% to $224.9 million

•	Increased operating profit to $31.5 million, while adjusted operating profit(1) increased by 5.3% to $32.1 million

•	Increased diluted EPS to $0.42, while adjusted diluted EPS(1) increased by 20.0% to $0.48

•	Reduced total debt by $53.5 million to $293.0 million compared to $346.5 million as of June 30, 2017
Second Quarter 2018
TriMas reported second quarter net sales of $224.9 million, an increase of 5.4% compared to $213.4 million in second quarter 2017. The Company reported operating profit of $31.5 million in second quarter 2018 compared to $26.4 million in second quarter 2017. Adjusting for Special Items(1), second quarter 2018 adjusted operating profit was $32.1 million, an increase of 5.3% compared to the prior year period.
The Company reported second quarter 2018 net income of $19.6 million, or $0.42 per diluted share, compared to net income of $14.9 million, or $0.32 per diluted share, in second quarter 2017. Second quarter 2018 adjusted net income(1) was $22.2 million, or $0.48 per diluted share, an increase of 22.0% compared to $18.2 million, or $0.40 per diluted share, in the prior year period.
"We are pleased to report another strong quarter, as our focused commercial efforts and improved market conditions, along with prior realignment actions, drove sales and earnings growth," said Thomas Amato, TriMas President and Chief Executive Officer. "During the quarter, we generated solid cash flow, further strengthening the balance sheet. In addition, we returned capital to shareholders by buying back more than 100,000 of our common shares for $2.9 million in the quarter, under our $50 million share repurchase authorization."
"As a result of our strong first half, and despite uncertainty around the economic impact of tariff actions and increased commodity costs, we are raising our full year 2018 sales and earnings per share midpoint guidance. Our objective remains to execute our plan by driving the performance of our businesses under the TriMas Business Model, continuing to assess opportunities to better position our businesses and TriMas strategically, and driving strong cash flow conversion," Amato concluded.
Financial Position
TriMas reported total debt of $293.0 million as of June 30, 2018, compared to $303.1 million as of December 31, 2017, and $346.5 million as of June 30, 2017, reductions of $10.1 million and $53.5 million, respectively. TriMas ended second quarter 2018 with $53.4 million of cash and $339.3 million of cash and aggregate availability under its revolving credit facility, and a leverage ratio of 1.7x compared to 2.3x as of June 30, 2017, as defined in the Company's current and former credit agreements.

The Company reported net cash provided by operations of $35.4 million for second quarter 2018 compared to $27.6 million in second quarter 2017. As a result, the Company reported Free Cash Flow(2) of $28.9 million for second quarter 2018, compared to $23.8 million in second quarter 2017. Please see Appendix I for further details.

During second quarter 2018, the Company repurchased 100,947 shares of its outstanding common stock for approximately $2.9 million. The Company has approximately $47 million remaining on its November 2015 share buyback authorization as of June 30, 2018.

Second Quarter Segment Results

Packaging (Approximately 42% of TriMas June 30, 2018 LTM sales)
TriMas' Packaging segment, which consists primarily of the Rieke® brand, develops and manufactures specialty dispensing and closure products for the health, beauty and home care, food and beverage, and industrial markets. Net sales for the second quarter increased 7.2% compared to the year ago period, primarily as a result of higher sales of health, beauty and home care, and industrial products, related to new product introductions, continued growth in Asia, increased demand and favorable currency exchange. Second quarter operating profit increased, while the related margin percentage was relatively flat, as the favorable impact of higher sales was offset by the impact of less favorable product sales mix, investments in manufacturing capacity, technical and commercial resource additions, and higher material costs.
Aerospace (Approximately 22% of TriMas June 30, 2018 LTM sales)

TriMas' Aerospace segment, which includes the Monogram Aerospace Fasteners™, Allfast Fastening Systems®, Mac Fasteners™ and Martinic Engineering™ brands, develops, qualifies and manufactures highly-engineered, precision fasteners and machined products to serve the aerospace market. Net sales for the second quarter decreased 4.1% compared to the year ago period, as a result of the impact of the decision to exit less profitable machined components, the benefit realized in second quarter 2017 of reductions against past due orders, and order delivery timing within 2018. Second quarter operating profit and the related margin percentage increased, as the impact of continued improved production efficiencies and a more favorable product sales mix offset the impact of lower sales levels.

Specialty Products (Approximately 36% of TriMas June 30, 2018 LTM sales)

TriMas' Specialty Products segment, which includes the Norris Cylinder™, Lamons® and Arrow® Engine brands, designs, manufactures and distributes highly-engineered steel cylinders, sealing and fastener products, and wellhead engines and compression systems for use within the industrial, petrochemical, and oil and gas exploration and refining markets. Second quarter net sales increased by 9.3% compared to the year ago period, with higher sales levels of cylinders and oil and gas related products due to refocused commercial efforts and increased end market demand. Second quarter operating profit increased, while the related margin percentage decreased slightly, as the impact of higher sales levels and continued realignment actions were offset by the impact of higher material costs.
Outlook
The Company updated its full year 2018 guidance provided on February 27, 2018. The Company raised its 2018 full year organic sales growth estimate to ~5% compared to 2017, from the previous guidance of ~3%. The Company also tightened its 2018 full year diluted earnings per share range to $1.65 to $1.75 from the previous range of $1.60 to $1.75, with the new, higher midpoint representing an increase of approximately 21% over the prior year. The Company continues to expect 2018 Free Cash Flow(2) to be greater than 120% of net income. All of the above figures considered as 2018 guidance are after adjusting for any current or future amounts that may be considered Special Items.

Amato commented, "We successfully overcame the impact of higher commodity costs in our businesses during the first half of the year through commercial actions, improved operating performance and incremental volume. During the remainder of the year, we will continue to aggressively manage the effects of increased commodity costs, as well as the impacts of tariffs, through commercial actions, supply chain management, leveraging our global manufacturing footprint and continued management of our businesses under the TriMas Business Model. Although we expect to mitigate the impact of these incremental costs, it will take some time to implement certain of these countermeasures. Even after the consideration of any potential unmitigated impact from these higher costs, we tightened our EPS guidance toward the higher end of our previously provided range, as a result of higher sales levels and our improved operational performance."

Conference Call Information
TriMas will host its second quarter 2018 earnings conference call today, Tuesday, August 7, 2018, at 10 a.m. ET. The call-in number is (877) 874-1569. Participants should request to be connected to the TriMas second quarter 2018 earnings conference call (Conference ID #4497064). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode #4497064) beginning August 7, 2018 at 3 p.m. ET through August 14, 2018 at 3 p.m. ET.

Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to the Company’s business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; competitive factors; future trends; the Company’s ability to realize its business strategies; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; the performance of subcontractors and suppliers; supply constraints; market demand; technology factors; intellectual property factors; litigation; government and regulatory actions, including, but not limited to, the impact of tariffs, quotas and surcharges; the Company’s leverage; liabilities imposed by debt instruments; labor disputes; changes to fiscal and tax policies; contingent liabilities relating to acquisition activities; information technology factors; the disruption of operations from catastrophic or extraordinary events, including natural disasters; the potential impact of Brexit; tax considerations relating to the Cequent spin-off; the Company’s future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, adjusted to remove the impact of Special Items, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2)
The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

About TriMas
TriMas is a diversified industrial manufacturer of products for customers in the consumer products, aerospace, industrial, petrochemical, refinery and oil & gas end markets with approximately 4,000 dedicated employees in 13 countries. We provide customers with a wide range of innovative and quality product solutions through our market-leading businesses, which operate in three segments: Packaging, Aerospace and Specialty Products. The TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimascorp.com.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	June 30, 2018	December 31, 2017
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$53,400	$27,580
Receivables, net	132,500	112,220
Inventories	160,680	155,350
Prepaid expenses and other current assets	6,960	16,120
Total current assets	353,540	311,270
Property and equipment, net	187,070	190,250
Goodwill	317,700	319,390
Other intangibles, net	184,290	194,220
Deferred income taxes	2,270	9,100
Other assets	8,990	8,970
Total assets	$1,053,860	$1,033,200
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$80,970	$72,410
Accrued liabilities	45,040	49,470
Total current liabilities	126,010	121,880
Long-term debt, net	293,010	303,080
Deferred income taxes	5,480	5,650
Other long-term liabilities	43,670	58,570
Total liabilities	468,170	489,180
Total shareholders' equity	585,690	544,020
Total liabilities and shareholders' equity	$1,053,860	$1,033,200

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net sales	$224,910	$213,370	$442,010	$413,200
Cost of sales	(160,130)	(153,900)	(316,850)	(301,910)
Gross profit	64,780	59,470	125,160	111,290
Selling, general and administrative expenses	(33,260)	(33,050)	(58,430)	(68,960)
Operating profit	31,520	26,420	66,730	42,330
Other expense, net:
Interest expense	(3,480)	(3,420)	(7,180)	(6,970)
Other expense, net	(2,180)	(140)	(2,740)	(920)
Other expense, net	(5,660)	(3,560)	(9,920)	(7,890)
Income before income tax expense	25,860	22,860	56,810	34,440
Income tax expense	(6,260)	(8,010)	(12,890)	(12,600)
Net income	$19,600	$14,850	$43,920	$21,840
Basic earnings per share:
Net income per share	$0.43	$0.32	$0.96	$0.48
Weighted average common shares—basic	45,920,307	45,717,697	45,850,137	45,644,096
Diluted earnings per share:
Net income per share	$0.42	$0.32	$0.95	$0.48
Weighted average common shares—diluted	46,200,757	45,922,416	46,215,047	45,915,687

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2018	2017
Cash Flows from Operating Activities:
Net income	$43,920	$21,840
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on dispositions of assets	70	3,030
Depreciation	12,870	13,050
Amortization of intangible assets	9,740	9,990
Amortization of debt issue costs	740	690
Deferred income taxes	6,340	2,060
Non-cash compensation expense	2,620	3,340
Increase in receivables	(20,380)	(11,490)
(Increase) decrease in inventories	(5,880)	2,850
Decrease in prepaid expenses and other assets	8,970	6,280
Decrease in accounts payable and accrued liabilities	(7,530)	(1,930)
Other operating activities	140	(120)
Net cash provided by operating activities	51,620	49,590
Cash Flows from Investing Activities:
Capital expenditures	(11,320)	(16,910)
Net proceeds from disposition of property and equipment	250	1,780
Net cash used for investing activities	(11,070)	(15,130)
Cash Flows from Financing Activities:
Repayments of borrowings on term loan facilities	—	(6,910)
Proceeds from borrowings on revolving credit and accounts receivable facilities	59,060	300,050
Repayments of borrowings on revolving credit and accounts receivable facilities	(68,490)	(324,900)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,380)	(480)
Payments to purchase common stock	(2,920)	—
Other financing activities	—	(250)
Net cash used for financing activities	(14,730)	(32,490)
Cash and Cash Equivalents:
Net increase for the period	25,820	1,970
At beginning of period	27,580	20,710
At end of period	$53,400	$22,680
Supplemental disclosure of cash flow information:
Cash paid for interest	$7,630	$6,060
Cash paid for taxes	$3,210	$10,600

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Packaging
Net sales	$95,090	$88,740	$183,290	$169,700
Operating profit	$22,810	$21,590	$42,390	$38,490
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	—	—	—	1,670
Adjusted operating profit	$22,810	$21,590	$42,390	$40,160

Aerospace
Net sales	$45,620	$47,580	$91,430	$93,000
Operating profit	$7,310	$6,990	$12,390	$12,050

Specialty Products
Net sales	$84,200	$77,050	$167,290	$150,500
Operating profit	$9,240	$5,260	$18,890	$6,770
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	580	3,890	1,610	10,330
Adjusted operating profit	$9,820	$9,150	$20,500	$17,100

Corporate Expenses
Operating loss	$(7,840)	$(7,420)	$(6,940)	$(14,980)
Special Items to consider in evaluating operating loss:
Business restructuring and severance costs	—	180	—	180
Reversal of legacy related party liability	—	—	(8,150)	—
Adjusted operating loss	$(7,840)	$(7,240)	$(15,090)	$(14,800)

Total Company
Net sales	$224,910	$213,370	$442,010	$413,200
Operating profit	$31,520	$26,420	$66,730	$42,330
Total Special Items to consider in evaluating operating profit	580	4,070	(6,540)	12,180
Adjusted operating profit	$32,100	$30,490	$60,190	$54,510

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net Income, as reported	$19,600	$14,850	$43,920	$21,840
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	660	4,000	1,870	12,110
Reversal of legacy related party liability	—	—	(8,150)	—
Defined benefit pension plan settlement charge	2,500	—	2,500	—
Income tax effect of Special Items(1)	(610)	(690)	1,040	(1,800)
Adjusted net income	$22,150	$18,160	$41,180	$32,150

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Diluted earnings per share, as reported	$0.42	$0.32	$0.95	$0.48
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.01	0.09	0.04	0.26
Reversal of legacy related party liability	—	—	(0.18)	—
Defined benefit pension plan settlement charge	0.06	—	0.06	—
Income tax effect of Special Items(1)	(0.01)	(0.01)	0.02	(0.04)
Adjusted diluted EPS	$0.48	$0.40	$0.89	$0.70
Weighted-average shares outstanding	46,200,757	45,922,416	46,215,047	45,915,687
(1) Income tax effect of Special Items is calculated on an item-by-item basis, utilizing the tax rate in the jurisdiction where the Special Item occurred. For the three and six month periods ended June 30, 2018 and 2017, the income tax effect of Special Items varied from the tax rate inherent in the Company’s reported GAAP results, primarily as a result of certain of the Special Items in each period being incurred in jurisdictions where no tax benefit could be recorded due to valuation allowance assessments.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,
	2018			2017
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$35,380	$1,630	$37,010	$27,620	$2,340	$29,960
Less: Capital expenditures	(8,150)	—	(8,150)	(6,170)	—	(6,170)
Free Cash Flow	27,230	1,630	28,860	21,450	2,340	23,790
Net Income	19,600	2,550	22,150	14,850	3,310	18,160
Free Cash Flow as a percentage of net income	139%		130%	144%		131%

	Six months ended June 30,
	2018			2017
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$51,620	$2,980	$54,600	49,590	$8,830	$58,420
Less: Capital expenditures	(11,320)	—	(11,320)	(16,910)	—	(16,910)
Free Cash Flow	40,300	2,980	43,280	32,680	8,830	41,510
Net Income	43,920	(2,740)	41,180	21,840	10,310	32,150
Free Cash Flow as a percentage of net income	92%		105%	150%		129%

	June 30, 2018	December 31, 2017	June 30, 2017
Current maturities, long-term debt	$—	$—	$13,760
Long-term debt, net	293,010	303,080	332,740
Total Debt	293,010	303,080	346,500
Less: Cash and cash equivalents	53,400	27,580	22,680
Net Debt	$239,610	$275,500	$323,820